Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Earnings

Whippany, New Jersey, August 4, 2016 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 25, 2016.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year.  Net loss for the third quarter of fiscal 2016 was $29.6 million, or $0.49 per Common Unit, compared to a net loss of $41.0 million, or $0.67 per Common Unit, in the prior year third quarter.

Net loss and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2016 included a $9.8 million gain from the sale of certain assets and operations in a non-strategic market of the propane segment; partially offset by a $6.6 million charge related to the Partnership’s voluntary full withdrawal from a multi-employer pension plan covering certain employees acquired in the Inergy Propane acquisition. Net loss and EBITDA for the third quarter of fiscal 2015 included expenses of $1.1 million related to the integration of Inergy Propane. Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) amounted to $18.4 million for the third quarter of fiscal 2016, compared to Adjusted EBITDA of $12.1 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are very pleased to report an increase in our Adjusted EBITDA by $6.3 million, or 52%, compared to the prior year third quarter. As we exited what was reported as the warmest winter on record, we continued to focus on the things within our control – solid customer base management, prudent margin management and further operating efficiencies to drive cost savings.  The improvement in earnings for the quarter was driven by a combination of higher volumes sold and continued expense reductions. In addition, once again we funded all working capital requirements from cash on hand without the need to borrow under our revolving credit facility, and ended the quarter with more than $67.0 million of cash.”

Retail propane gallons sold of 80.2 million gallons in the third quarter of fiscal 2016 increased 2.6 million gallons, or 3.4%, compared to the prior year third quarter. Sales of fuel oil and other refined fuels of 5.8 million gallons in the third quarter of fiscal 2016 decreased 0.4 million gallons compared to the prior year third quarter.  Although weather during the third quarter typically has less of an impact on volumes sold than it does during the heating season, volumes for the third quarter of fiscal 2016 benefitted from cooler average temperatures compared to the prior year third quarter.  From an overall weather perspective, average temperatures across all of our service territories (as measured by heating degree days) for the third quarter of fiscal 2016 were 9% warmer than normal and 7% cooler than the prior year third quarter, according to the National Oceanic and Atmospheric Administration.

Revenues of $205.1 million for the third quarter of fiscal 2016 decreased $15.2 million, or 6.9%, compared to the prior year third quarter, primarily due to lower average selling prices, offset to an extent by higher volumes sold. Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 5.0% higher and 26.7% lower than the prior year third quarter, respectively. Cost of products sold for the third quarter of fiscal 2016 of $75.5 million decreased $18.7 million, or 19.9%, compared to $94.2 million in the prior year third quarter, primarily due to lower average costs of inventory coming into the quarter. Cost of products sold for the third quarter of fiscal 2016 included a $0.1 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a nominal unrealized (non-cash) loss in the prior year third quarter. These unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $117.9 million for the third quarter of fiscal 2016 were $2.7 million, or 2.3%, higher than the prior year third quarter. Excluding the impact of the items discussed above in the computation of Adjusted EBITDA from both periods, combined operating and general and administrative expenses decreased $2.8 million, or 2.5%, compared to the prior year third quarter.  The savings were due to lower payroll and benefit related expenses attributable to a lower headcount and lower vehicle expenses stemming from a reduction in the quantity of vehicles in use.

Depreciation and amortization expense of $32.3 million was $0.4 million, or 1.2%, lower than the prior year third quarter. Net interest expense of $18.6 million decreased $0.3 million, or 1.6%, primarily due to savings from the refinancing of the Partnership’s revolving credit facility during the second quarter of fiscal 2016.

Mr. Stivala concluded, “Despite the challenges presented by record warm temperatures in our first and second fiscal quarters of 2016, our balance sheet and liquidity position remain strong and the fundamentals of our business are unchanged. We continue to be well positioned to focus on our growth initiatives – both internally through refinements to our business model and externally through strategic acquisitions.”

As previously announced on July 21, 2016, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.8875 per Common Unit for the three months ended June 25, 2016. On an annualized basis, this distribution rate equates to $3.55 per Common Unit. The distribution is payable on August 9, 2016 to Common Unitholders of record as of August 2, 2016.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2015 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 25, 2016 and June 27, 2015

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Revenues
Propane	$172,322	$181,259	$752,013	$1,034,525
Fuel oil and refined fuels	12,459	17,043	61,961	116,399
Natural gas and electricity	10,596	11,861	38,232	56,109
All other	9,722	10,139	32,890	35,602
	205,099	220,302	885,096	1,242,635

Costs and expenses
Cost of products sold	75,497	94,198	305,012	535,786
Operating	103,316	100,168	315,747	327,750
General and administrative	14,547	15,040	45,253	54,786
Depreciation and amortization	32,288	32,730	97,076	98,588
	225,648	242,136	763,088	1,016,910

Gain on sale of business	9,769	-	9,769	-
Operating (loss) income	(10,780)	(21,834)	131,777	225,725
Loss on debt extinguishment	-	-	292	15,072
Interest expense, net	18,638	18,933	56,383	58,643

(Loss) income before provision for income taxes	(29,418)	(40,767)	75,102	152,010
Provision for income taxes	180	185	423	521

Net (loss) income	$(29,598)	$(40,952)	$74,679	$151,489

Net (loss) income per Common Unit - basic	$(0.49)	$(0.67)	$1.23	$2.50
Weighted average number of Common Units outstanding - basic	61,004	60,699	60,947	60,632

Net (loss) income per Common Unit - diluted	$(0.49)	$(0.67)	$1.22	$2.49
Weighted average number of Common Units outstanding - diluted	61,004	60,699	61,127	60,876

Supplemental Information:
EBITDA (a)	$21,508	$10,896	$228,561	$309,241
Adjusted EBITDA (a)	$18,395	$12,067	$230,689	$327,388
Retail gallons sold:
Propane	80,184	77,633	351,545	411,857
Refined fuels	5,771	6,181	27,632	37,340
Capital expenditures:
Maintenance	$3,186	$5,763	$13,703	$14,609
Growth	$4,370	$5,335	$18,558	$16,392

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Net (loss) income	$(29,598)	$(40,952)	$74,679	$151,489
Add:
Provision for income taxes	180	185	423	521
Interest expense, net	18,638	18,933	56,383	58,643
Depreciation and amortization	32,288	32,730	97,076	98,588
EBITDA	21,508	10,896	228,561	309,241
Gain on sale of business	(9,769)	-	(9,769)	-
Multi-employer pension plan withdrawal charge	6,600	-	6,600	-
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	56	37	2,005	(2,035)
Product liability settlement	-	-	3,000	-
Integration-related costs	-	1,134	-	5,110
Loss on debt extinguishment	-	-	292	15,072
Adjusted EBITDA	$18,395	$12,067	$230,689	$327,388

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.